Exhibit 10.10

PERSONAL & CONFIDENTIAL

April 27, 2009

Beth Chandler

Dear Beth:

We are excited that you will be joining our Company as Vice President and General Counsel reporting to me. I am sure that you will make a significant contribution to our company and I look forward to your starting with us on May 13, 2009.

Cash Compensation

Your Target Annualized compensation will be $462,000. This includes base salary and annual bonus at target. The components are as follows:

Annual base compensation will be $330,000 and a total target annual bonus opportunity of $132,000, which is 40% of your base salary. The bonus for 2009 will be prorated for the portion of the year that you are actually employed. If you start on May 11th your proration will be 8/12. The bonus targets, which are the same for all bonus-eligible employees in the corporate office, are based upon the number of cars sold in the US in 2009 and Asbury EPS at each level of sales. We are excited about our opportunity to earn an excellent bonus in 2009 and we will provide a copy of this plan as soon as possible.

Equity Grants

You will receive a stock option grant of 75,000 stock options, issued to you on your date of hire. This grant of will vest 1/3 on each anniversary of the issue date and will have a term of ten years. The strike price will be the closing price of our stock on the date of issue.

On your date of hire you will also receive a grant of 10,000 restricted shares. These shares will vest 100% on the third anniversary of the grant date. If Asbury resumes dividend payments to our shareholders, you will also receive dividend equivalents for your unvested restricted shares. These dividend equivalents will be accrued and paid out to you in cash when the shares vest.

Unvested restricted shares also count toward your equity holding guideline, which is one times your base salary. This grant will put you at about 58% of your guideline amount of 17,072 shares.

Auto Allowance

You will receive a car allowance in the amount of $800 per month. This amount will be paid to you in our regular payroll and will be subject to normal withholding.

Benefits

We offer an excellent package of benefits including:

Family Health, Dental and Vision Care, a 401(k) Plan, Employee LTD, Life and STD. We can provide you the details as you would like.

Vacation

In 2009 you will be have 3 weeks of vacation and 4 weeks of paid vacation annually thereafter.

Termination Protection

You will receive a termination protection agreement providing base salary and benefits continuation for one year in the event of termination, as defined in the agreement. We are in the final review of your agreement and we will provide a copy for your review as soon as possible.

Our offer is contingent upon successful completion of a background check and a pre-employment drug test.

In extending this offer of employment, we have relied on your representations that (1) you will not use in any way any confidential information (or any records, documents and similar items) relating to the business of your former employers while employed at Asbury and (2) you have not entered into any agreement or made any commitment to any prior employer or other third party (including, without limitation, non-competition provisions or other restrictive covenants in agreements with prior employers) which would in any way affect or limit your ability to carry out your duties with Asbury. By signing this offer letter, you acknowledge that any inaccuracy in these representations may be grounds for termination.

To signify your acceptance of this position, please sign below and return one copy to me.

Sincerely,

/s/ Charles Oglesby

Charles Oglesby

President and CEO

Asbury Automotive Group, Inc.

I hereby signify my acceptance of the position

/s/ Elizabeth B. Chandler	April 29, 2009
Signature	Date